UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 7, 2017

GoDaddy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36904	46-5769934
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14455 N. Hayden Road
Scottsdale, Arizona 85260
(Address of principal executive offices, including zip code)

(480) 505-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events
On February 7, 2017, GoDaddy Inc. (the “Company”) finalized terms for the repricing and extension of its existing credit facility to provide for a $1,072.5 million seven-year term loan (the “Series B Term Loan”), a second contingent $1,425.0 million tranche (the “Acquisition Term Loan”), which is intended to provide a portion of the financing for the Company’s previously announced proposed acquisition of Host Europe Holdings Limited (the “HEG Acquisition”), and a $150.0 million five-year revolving credit facility (the “Revolving Facility”), which will increase to $200.0 million upon the closing of the HEG Acquisition. The Series B Term Loan and the Acquisition Term Loan will be fungible. The Series B Term Loan is expected to be issued at an issue price of 99.75% of the principal amount of the Series B Term Loan and to bear interest at a rate per annum of LIBOR plus 2.50%. In connection with the Series B Term Loan, the Company intends to repay all amounts outstanding under its existing term loan, which bears interest at a rate per annum of LIBOR plus 3.25%.
The Acquisition Term Loan is expected to be issued at an issue price of 99.75% of the principal amount of the Acquisition Term Loan in connection with the closing of the HEG Acquisition and to bear interest at a rate per annum of LIBOR plus 2.50%. If the closing of the HEG Acquisition has not occurred by April 3, 2017, the Acquisition Term Loan will begin to accrue interest at a rate per annum of 1.25%, and if the closing of the HEG acquisition has not occurred within 60 days following the closing under the credit facility, the Acquisition Term Loan will begin to accrue interest at a rate per annum of LIBOR plus 1.25%.
The Revolving Facility will bear interest at a rate per annum of LIBOR plus a spread ranging from 2.75% to 3.25%, with the spread determined based on the Company’s total leverage ratio.
The closing under the credit facility is expected to occur on or about February 15, 2017, subject to customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GODADDY INC.

Date:	February 9, 2017	/s/ Ray E. Winborne
Ray E. Winborne
Chief Financial Officer